Exhibit 99.2

Mount Tam Biotechnologies, Inc., Announces Amendment with The Buck Institute for Aging Executed Expanding Field of Use and Resolving Default

GlobeNewswire July 20, 2016

NOVATO, Calif., July 20, 2016 (GLOBE NEWSWIRE) -- Mount Tam Biotechnologies, Inc. ("Mount Tam") (OTC PINK:MNTM) has resolved a default condition pursuant to the License Agreement with The Buck Institute for Research on Aging ("the Buck"), executing an amendment with The Buck that modifies the License and Collaboration Agreement between these parties that cures this default and which fully extends the Field of Use for key assets licensed from the Buck.

As described in the Annual report on Form 10-K filed with the SEC on April 14, 2016, on October 12, 2015, The Buck Institute delivered to us a letter stating that we had not performed certain covenants set forth in The Buck Institute License Agreement, including certain payment obligations. To resolve the covenant challenges and to further strengthen Mount Tam's portfolio opportunities, Mount Tam and the Buck have entered into an Amendment to the License and Collaboration Agreement whereby Mount Tam has made total payments of $51,706 in exchange for extinguishing $326,796 in obligations to The Buck Institute. The Amendment states that with this payment all outstanding payments owed to the Buck have been settled.

This Agreement also temporarily halts the Research Collaboration until additional aggregate financing of $2MM is received by Mount Tam following the effective date of the Agreement.  Once this financing is achieved, the Research Collaboration will restart in full and continue for a period of 21 months with the potential for extension.

Another important aspect of this amendment is that it expands the field of use for Licensed Compounds to any and all conditions, human and veterinary.  Prior to this, Mount Tam's field had been restricted to autoimmune disorders.  Richard Marshak, Mount Tam CEO states, "This Agreement is a major step for us, helping to assure the successful continuation of our Research Collaboration with the Buck Institute and also expanding our field of use to all therapeutic applications.  We remain committed to the autoimmune space and we are excited to now have the opportunity to explore how our compounds might help meet unmet need across the wide range of disease states where mTOR modulators have potential application."

About Mount Tam Biotechnologies, Inc.

Mount Tam Biotechnologies, Inc. was established to develop, optimize and bring to market leading medical compounds to better the health and well being of millions of people who have been affected by autoimmune diseases. The organization's most advanced product focuses on the treatment of systemic lupus erythematosus (SLE).

Mount Tam has partnered with the world-renowned Buck Institute for Research on Aging through a worldwide exclusive licensing and collaboration agreement. The assets, which are focused on autoimmune diseases, are highly target-specific polyketides--a class of compounds with an extremely successful track record with the FDA drug approval process. The assets are supported by intellectual property consisting of over 45 worldwide issued patents and patent applications, including composition of matter, manufacturing and therapeutic area applications.

Mount Tam intends to apply its first and most advanced asset, TAM-01, to the Investigational New Drug (IND) application phase of the FDA. It has already completed non-GLP pre-clinical development. The primary focus is to develop TAM-01 for the treatment of systemic lupus erythematosus (SLE) in an expanding orphan drug market. Mount Tam will use the R&D conducted on TAM-01 as the core science for additional assets, including its second product known as TAM-02, which is currently focused on multiple sclerosis (MS).
For more information visit www.MountTamBiotech.com

Forward-Looking Statements:

The information disclosed in this press release is made as of the date hereof and reflects Mount Tam's most current assessment of its historical position and financial performance. Actual results may differ from those contained herein due factors outside of the control of Mount Tam. Additionally, this press release may contain certain forward-looking statements and information, as defined within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and is subject to the Safe Harbor created by those sections.

These forward-looking statements are not guarantees of future performance and are subject to uncertainties and other factors that could cause actual results to differ materially from those expressed in the forward-looking statements including, without limitation, the risks, uncertainties, including the uncertainties surrounding the current market volatility, and other factors Mount Tam identifies from time to time in its filings with the SEC. Forward-looking statements are identified by wording such as "scheduled (future sense)" "intend(s)", "plan(s)" "expect(s)", "believe(s)" "will" "estimate(s)", "anticipate(s)", "expect(s)", "may", "would", "could" or "should" or, in each case, the negative thereof, other variations thereon, or comparable terminology that implies anticipated future performance, timing of an IND application, or the results of any such application.  Although Mount Tam believes that the assumptions on which these forward-looking statements are based are reasonable, any of those assumptions could prove to be inaccurate and, as a result, the forward-looking statements based on those assumptions also could be incorrect. You should not place undue reliance on these forward-looking statements. The forward-looking statements contained in this release are made as of the date hereof, and Mount Tam disclaims any intention or obligation to update the forward-looking statements for subsequent events.

Contact:

Company Contact:
Jim Stapleton
Chief Financial Officer
jim@mounttambiotech.com
Phone: 425-214-4079